Exhibit 10.20
AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of December 1, 2020, by and between The Howard Hughes Corporation, a Delaware corporation (“HHC”) and David R. O’Reilly (the “Executive”), as assigned by HHC to Howard Hughes Holdings Inc. (the “Company”) pursuant to that certain Assignment and Assumption Agreement, dated as of August 11, 2023, is entered into effective as of January 1, 2024 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

RECITALS

WHEREAS, pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended by a writing signed by Executive and the Company;

WHEREAS, pursuant to Section 2(b) of the Employment Agreement, the Board of Directors (the “Board”) of the Company may increase the Executive’s Annual Base Salary;

WHEREAS, pursuant to the charter of the Compensation Committee (the “Compensation Committee”) of the Board, the Board has delegated to the Compensation Committee the authority to approve the Executive’s annual compensation;

WHEREAS, Section 2(b) of the Employment Agreement provides that the Compensation Committee shall determine the Executive’s Target Bonus Amount and Target LTIP Award Amount;

WHEREAS, on February 3, 2024, the Compensation Committee approved increases to the Executive’s Annual Base Salary, Target Bonus Amount and Target LTIP Award Amount, in each case effective as of January 1, 2024; and

WHEREAS, the parties desire to enter into this Amendment to memorialize the increases to the Executive’s Annual Base Salary, Target Bonus Amount and Target LTIP Award Amount.

NOW, THEREFORE, in consideration of the mutual recitals, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree that the Employment Agreement is amended as set forth below, effective as of the Amendment Effective Date:

1.    Annual Base Salary. Section 2(b)(i) of the Employment Agreement is amended and restated and replaced in its entirety as follows:

Annual Base Salary. During the Employment Period, unless increased by the Board in its sole discretion, the Executive shall receive an annual base salary of ONE MILLION DOLLARS ($1,000,000) (the “Annual Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued employment with the Company.

2. Target Annual Bonus Amount. The first two sentences of Section 2(b)(ii) of the Employment Agreement are amended and restated and replaced in their entirety as follows:

Annual Bonus. Commencing in 2024, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in the targeted amount of ONE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($1,750,000) (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time (the “Annual Bonus Performance Metrics”). The amount of the Annual Bonus that shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Compensation Committee establishes a minimum overall performance goal that is required to be achieved for the Executive to be eligible to receive any Annual Bonus in respect of a calendar year, and that minimum overall goal is achieved for such calendar year, then the Annual Bonus for such calendar year shall be equal to at least EIGHTY PERCENT (80%) of the Target Bonus Amount, but not more than ONE-HUNDRED TWENTY PERCENT (120%) of the Target Bonus Amount.

3. Target Annual LTIP Award Amount. Section 2(b)(iii) of the Employment Agreement is amended and restated and replaced in its entirety as follows:

Annual Equity or Equity-Based Incentive Awards. Commencing in 2024, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to FOUR MILLION DOLLARS ($4,000,000) (the “Target LTIP Award Amount”), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant, which shall be awarded each year by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics for the applicable year. The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Compensation Committee. The Annual LTIP Award shall be granted to the Executive at the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 15 following the end of the calendar year to which such Annual LTIP Award relates. Fifty percent (50%) of each Annual LTIP Award granted to the Executive shall provide for pro rata time vesting over three years in accordance with the terms of the applicable award agreement (the “Time Vesting LTIP Award”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (the “Performance Vesting LTIP Award”). All Annual LTIP Awards shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean the Company’s 2020 Equity Incentive Plan, as in effect from time to time (and any successor plan thereto).

4. Effect of Amendment. Except as set forth in this Amendment, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Employment Agreement, as amended or otherwise modified by this Amendment, and the Employment Agreement as amended hereby remains in full force and effect in accordance with its terms.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment effective as of the Amendment Effective Date.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ Joseph Valane
Name:	Joseph Valane
Title:	General Counsel & Secretary

EXECUTIVE

By:	/s/ David O’Reilly
Name:	David O’Reilly

[Signature Page to First Amendment to O’Reilly 2nd A&R Employment Agreement]